[HOGAN & HARTSON L.L.P. LETTERHEAD]

June 28, 2005

Board of Directors
WellCare Health Plans, Inc.
8725 Henderson Road
Renaissance One
Tampa, Florida 33634

Ladies and Gentlemen:

          We are acting as counsel to WellCare Health Plans, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-1, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the sale of up to 7,450,000 shares of common stock, par value $.01 per share, of the Company, all of which shares (the “Shares”) are to be sold by certain selling stockholders named in the Registration Statement (the “Selling Stockholders”) (including 975,000 shares which may be sold upon the exercise of an over-allotment option granted by one of the Selling Stockholders). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

          For purposes of this opinion letter, we have examined copies of the following documents (the “Documents”):

1.	An executed copy of the Registration Statement.

2.	The certificate of incorporation of the Company, as amended, as certified by the Secretary of State of the State of Delaware on June 21, 2005, and as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect (the “Charter”).

3.	The Bylaws of the Company, as amended, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

Board of Directors
WellCare Health Plans, Inc.
June 28, 2005

4.	Agreement and Plan of Merger, dated as of February 12, 2004 (the “Merger Agreement”), by and between the Company (f/k/a WellCare Group, Inc.) and WellCare Holdings, LLC, a Delaware limited liability company (“WCHLLC”), pursuant to which WCHLLC merged with and into the Company and all issued and outstanding units of limited liability company interests in WCHLLC were converted into shares of common stock, par value $0.01 per share, of the Company as provided in the Merger Agreement.

5.	Certain resolutions of the Board of Directors of the Company pertaining to the merger of WCHLLC with and into the Company and the approval of the Merger Agreement and the issuance of the Shares in connection therewith, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect (collectively, the “Resolutions”).

          In our examination of the aforesaid Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements are made, in the context of the foregoing.

          This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

          Based upon, subject to and limited by the foregoing, we are of the opinion that, assuming receipt by the Company of the consideration for the Shares specified in the Merger Agreement and the Resolutions, the Shares are validly issued, fully paid and nonassessable.

          This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no

Board of Directors
WellCare Health Plans, Inc.
June 28, 2005

obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

*****

          We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,
/s/ HOGAN & HARTSON L.L.P.

HOGAN & HARTSON L.L.P.